Exhibit (a)(1)(C)

Offer to Purchase

All Outstanding Shares of Common Stock

of

Aimmune Therapeutics, Inc.

at

$34.50 Net Per Share in Cash,

Pursuant to the Offer to Purchase, dated September 14, 2020

by

SPN MergerSub, Inc.

a wholly-owned subsidiary

of

Société des Produits Nestlé S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 9, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

September 14, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

SPN MergerSub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Société des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“Nestlé”), is offering to purchase any and all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Aimmune Therapeutics, Inc., a Delaware corporation (“Aimmune”), owned by the stockholders of Aimmune other than Nestlé and its affiliates (the “Unaffiliated Stockholders”), at a price of $34.50 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 14, 2020 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Terms used but not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.    The Offer to Purchase dated September 14, 2020.

2.    The Letter of Transmittal (including the Form W-9 included therein) for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.    Aimmune’s Solicitation/Recommendation Statement on Schedule 14D-9.

4.    A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 9, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 29, 2020 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Nestlé, Purchaser and Aimmune. The Merger Agreement provides, among other things, that after the completion of the Offer and subject to specified conditions, Purchaser will merge with and into Aimmune in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of Aimmune’s stockholders, with Aimmune continuing as the surviving corporation and a wholly-owned subsidiary of Nestlé (the “Merger”).

The Offer is conditioned upon the following conditions and other conditions, all as described in “The Tender Offer—Section 11. Conditions of the Offer” in the Offer to Purchase:

•

there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares which, when added, without duplication, to the Shares owned by Nestlé and its wholly owned subsidiaries, would represent at least a majority of the Fully Diluted Shares (as defined in the Offer to Purchase) as of the expiration of the Offer;

•

the expiration or termination of the waiting period (or any extension thereof) applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•

there shall not be any temporary restraining order, preliminary or permanent injunction or judgment issued by any court of competent jurisdiction or law in the United States or Germany in effect restraining, enjoining, making illegal, or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer as of the expiration of the Offer;

•	the approvals required under any competition, merger control, antitrust, foreign investment or similar law in Germany shall have been obtained at or prior to the expiration of the Offer;

•

since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Merger Agreement and described in more detail in “Special Factors—Section 6. Summary of the Merger Agreement—Representations and Warranties” of the Offer to Purchase); and

•	the Merger Agreement shall not have been terminated in accordance with its terms.

Consummation of the Offer is not conditioned on Purchaser or Nestlé obtaining financing.

The board of directors of Aimmune (by unanimous vote of its disinterested members) has (i) declared that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Aimmune and the Unaffiliated Stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 251(h) thereof), (c) recommended that the Unaffiliated Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (d) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Acceptance Time (as defined in the Offer to Purchase).

Neither Nestlé nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than MacKenzie Partners, Inc., which is acting as the information agent for the Offer (the “Information Agent”), and Equiniti Trust Company, which is acting as the depositary for the Offer (the “Depositary”), as described in the Offer to Purchase, the fees and commissions of which will be paid by Nestlé) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Nestlé or Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares held through The Depository Trust Company, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent.

Very truly yours,

Société des Produits Nestlé S.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF NESTLÉ , PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.